                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CV THERAPEUTICS, INC.                                     FLEISHMAN-HILLARD
Dan Spiegelman                                            Carol Harrison
Chief Financial Officer                                   (212) 453-2442
(650) 812-9509

Christopher Chai

Treasurer & Senior Director, Investor Relations
(650) 812-9560

                       CV THERAPEUTICS ANNOUNCES PHASE III
                       CARISA TRIAL MEETS PRIMARY ENDPOINT

      RANOLAZINE RESULTS TO BE PRESENTED AT 2001 AMERICAN HEART ASSOCIATION
                      LATE BREAKING CLINICAL TRIAL SESSION

        ANAHEIM, CALIFORNIA, NOVEMBER 14, 2001 -- CV Therapeutics, Inc. (Nasdaq:
CVTX) today announced that its Phase III CARISA trial of ranolazine met its primary efficacy endpoint. With patients on a background anti-anginal therapy, ranolazine statistically significantly (p=0.012) increased patients' symptom-limited exercise duration at trough drug concentrations compared to placebo. Ranolazine represents one of a new class of drugs called pFOX inhibitors for the potential treatment of chronic angina, the attacks of cardiac pain that afflict more than six million people in the United States. pFOX inhibitors have the potential to be the first new class of anti-anginal drugs in the United States in more than 20 years. The CARISA results will be presented today at the late breaking clinical trials session of American Heart Association's Scientific Sessions 2001.

        "Results from this trial reveal that patients on ranolazine, in combination with current anti-anginals, had significantly fewer angina episodes than patients on placebo, a decrease of about 25 percent. In addition, ranolazine had only minimal effects on the patients' heart rate and blood pressure," said Bernard R. Chaitman, M.D., Professor of Medicine, Director of Cardiovascular Research, St. Louis University School of Medicine, St. Louis, Missouri, and principal investigator of the CARISA trial. "These data demonstrate that ranolazine may be an important addition to the current treatment arsenal for chronic angina."

        "We are very pleased with the results from the CARISA trial of ranolazine. This combination study is particularly important because most patients take anti-anginal drugs in combination," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics, Inc. "With data from two successfully completed pivotal Phase III trials, MARISA and CARISA, we will now focus our efforts on preparing our new drug application which we plan to file with the FDA in 2002."

STUDY DETAIL

        The CARISA (Combination Assessment of Ranolazine In Stable Angina) study was a Phase III multi-national, randomized, double-blind, placebo-controlled, parallel group trial of the safety and efficacy of ranolazine. The clinical trial randomized 823 patients to assess the anti-anginal effects of 12 weeks of treatment with ranolazine in chronic angina patients also receiving a background anti-anginal medication. Patients received one of three background therapies (atenolol 50 mg, diltiazem CD 180 mg, or amlodipine 5 mg) and were randomized to twice daily doses of ranolazine 750 mg, ranolazine 1000 mg, or placebo. Exercise testing was performed at trough plasma concentrations (12 hours after dosing) after 2, 6, and 12 weeks and at peak plasma concentrations (4 hours after dosing) after 2 and 12 weeks. The prospectively defined primary efficacy endpoint was symptom-limited exercise duration at trough for all ranolazine patients compared to placebo at 12 weeks. The CARISA primary efficacy endpoint of symptom-limited exercise duration at trough has historically been the primary endpoint that the FDA reviews when considering anti-anginal therapies.

STUDY RESULTS

        In both ranolazine dose groups combined, symptom-limited exercise duration at trough plasma concentrations, the primary endpoint of the trial, increased on ranolazine by an average of 116 seconds, compared to an average increase of 92 seconds on placebo (p=0.012). The average increases in symptom-limited exercise duration at trough plasma concentrations on each ranolazine dose, considered independently, were 115 seconds on 750 mg and 116 seconds on 1000 mg, compared to 92 seconds on placebo (p (less than or equal to) 0.03). The increases in exercise times on ranolazine were not significantly different among the three background therapies; insignificantly greater increases were seen over diltiazem and amlodipine than over atenolol.

        Statistically significant effects of ranolazine were also observed in other secondary efficacy endpoints. Ranolazine at doses of 750 mg and 1000 mg reduced the frequency of angina by an average of 1.3 and 1.7 attacks per week, respectively, compared to an average decrease of 0.6 attacks per week on placebo (p (less than or equal to) 0.01 for each dose versus placebo). Compared to placebo, ranolazine at doses of 750 mg and 1000 mg increased the average time to electrocardiographic evidence of ischemia; these increases approached statistical significance at trough (20 and 21 seconds, respectively; p (less than or equal to) 0.1) and achieved statistical significance at peak (41 and 35 seconds, respectively; p<0.005). In addition, compared to placebo, ranolazine at both doses statistically significantly increased the average time to onset of angina at both peak (38 seconds on each dose; p (less than or equal to) 0.003) and trough (30 and 26 seconds, respectively; p (less than or equal to) 0.05).

        Compared to placebo, systolic blood pressure after 12 weeks of treatment decreased, on average, by 2 mm Hg on 750 mg (p=NS) and by 3 mm Hg on 1000 mg (p=0.02). Average heart rate at the same time point was 1 bpm less on either dose than on placebo, differences which were not statistically significant.

        Side effects more common during ranolazine treatment than during placebo treatment included constipation, dizziness, nausea, and asthenia. The adverse event rate was 26% for placebo, 31% for ranolazine 750 mg, and 33% for ranolazine 1000 mg. Small (<10 milliseconds, similar to MARISA) but statistically significant (p (less than or equal to) 0.002) increases in QTc were observed compared to placebo. Serious adverse events were observed in 6%, 7%, and 7% of patients on placebo, ranolazine 750 mg, and ranolazine 1000 mg respectively.

CHRONIC ANGINA

        Chronic angina is marked by repeated and sometimes unpredictable attacks of cardiac pain. Angina attacks occur when the heart is not receiving all the oxygen it requires to function effectively. These attacks are typically triggered by physical exertion or emotional stress. Usually angina is associated with coronary artery disease, which is characterized by a buildup of fatty plaques in coronary arteries that reduce the flow of oxygen-rich blood through the heart. According to the American Heart Association, 6.4 million people in the United States have angina and 400,000 new cases are diagnosed each year.

MECHANISM OF ACTION

        Ranolazine represents one of a new class of compounds called partial Fatty Acid Oxidation (pFOX) inhibitors, which has the potential to be the first new anti-anginal drug class in the United States in more than two decades. Animal studies indicate that pFOX inhibitors increase the efficiency of oxygen use by the heart, by shifting the heart's metabolism to a fuel source which requires less oxygen to generate the same amount of energy. The heart uses two fuels to make energy: fatty acids and glucose (sugar). A healthy heart uses fatty acids during times of stress. But a heart that is not receiving enough oxygen-rich blood, due to obstructions in the arteries, can produce more energy per unit of oxygen consumed using glucose compared to fatty acids. pFOX inhibitors shift the metabolism of the heart to use more glucose than fatty acids during stress that might otherwise provoke angina.

RESULTS FROM PRIOR PIVOTAL PHASE III TRIAL

        The CARISA data are similar to and consistent with the results of the Company's prior Phase III trial of ranolazine, MARISA (Monotherapy Assessment of Ranolazine In Stable Angina). That trial was a randomized, double-blind, placebo-controlled trial of ranolazine in patients not receiving any other anti-anginal drugs. The primary endpoint for MARISA was symptom-limited exercise duration at the time of trough plasma levels, which was also the primary endpoint for CARISA.

CONFERENCE CALL

        CV Therapeutics' management will host a conference call on Wednesday, November 14, 2001, at 2:00 p.m. EST, 11:00 a.m. PST, to discuss the CARISA trial results. To participate in the conference call, please dial (973) 872-3100. A replay of the conference call will be available through Friday, November 16, 2001. Domestic and international callers can access the replay by dialing (973) 341-3080; the PIN access number is 2949573.

        Ranolazine has not been approved for marketing by the Food and Drug Administration or other foreign agencies. Ranolazine is presently being investigated in clinical trials subject to a United States IND and applicable foreign authority submissions. CV Therapeutics has not yet submitted an NDA to the FDA or equivalent application to any other foreign regulatory authorities for ranolazine, and ranolazine has not yet been determined to be safe or effective in humans for its intended use.

        CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT currently has four compounds in clinical trials. Ranolazine, in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. CVT-510, an A(1) adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, an A(2A) adenosine receptor agonist, is being developed for the potential use as an adjunctive pharmacologic agent in cardiac perfusion imaging studies. Adentri(TM), an A(1) adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure. For more information, please visit CV Therapeutics' website at http://www.cvt.com.

        Except for the historical information contained herein, the matters set forth in this press release, including statements as to the company's development programs, commercialization efforts, and potential products, including ranolazine, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000. CVT disclaims any intent or obligation to update these forward-looking statements.

                                       ###